EXHIBIT 99.1

                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE                                               May 15, 2006

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS FIRST QUARTER RESULTS

Blue Dolphin Energy Company reported net income of $136,965 on revenues of $1,101,024 for the quarter ended March 31, 2006, compared to a net loss of $730,437 on revenues of $359,030 for the quarter ended March 31, 2005. The improvement in first quarter 2006 results was primarily due to increased revenues from the sale of oil and gas of approximately $744,000 and decreased general and administrative expenses. First quarter 2005 general and administrative expenses included non-cash compensation expense of approximately $533,000 associated with "cashless" exercises of stock options.


                    (In thousands, except per share amounts)
                                  Quarter Ended
                                    March 31,
                                    ---------
                                                                     Net Change
                                         2006           2005        2006 vs 2005
                                     ------------   ------------    ------------

Revenues                             $      1,101   $        359    $        742
Net income (loss)                    $        137   $       (730)   $        867
Net income (loss) per common share
     Basic                           $       0.01   $      (0.10)   $       0.11
     Diluted                         $       0.01   $      (0.10)   $       0.11






There are currently 11,547,849 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and the development and production of oil and gas properties. Questions should be directed to Gregory W. Starks, Treasurer, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.